Form 3200-24a May 2007	United States Bureau of Land Management Department of the Interior	Bureau of Land Management I
OFFER TO LEASE AND LEASE FOR GEOTHERMAL RESOURCES	Serial No. NVN083965
The undersigned (see page 2) offers to lease all or any of the lands in item 2 that are available for lease pursuant to the Geothermal Steam Act of 1970, as amended (30 U.S.C. 1001-1025).
Read Instructions Before Completing WiAl
1. Name RASER POWER SYSTEMS LLC Street 5152 EDGEWOOD DR STE 375 City, State, Zip Code PROVO, UT 84604	Future Rental payments must be made on or before the anniversary date to Minerals Management Service Royalty Management Program P.O. Box 5640, Denver CO 80217
2. Surface managing agency if other than BLM: ___________________________________ Unit/Project: _______________________________________________
Legal description of land requested (segregate by public domain and acquired lands):
T. R Meridian State County
Total Acres Applied for_________________
Percent U.S. interest ___________________
Amount remitted: Processing Fee $__________________________ Rental Fee $__________________________ Total $__________________________
DO NOT WRITE BELOW THIS LINE

3. Land included in lease:

T. 0150N R. 0440E Meridian MDM State NV County Nye

Sec. 019 LOTS 1-4; Sec. 028 ALL;
019 E2E2, SWNE, E2W2, W2SE; 029 E2, SESW;
020 N2, SE; 030 LOTS 1-4;
021 ALL; 030 NE, E2W2, NESE, W2SE;
022 NE, NENW, N2SW, SESW, SWSE;
027 ALL;

Total acres in lease 4273.760

Rental Retained $8548.00

In accordance with the above offer, or the previously submitted competitive bid, this lease is issued granting the exclusive right to drill for, extract, produce, remove, utilize, sell, and dispose of all the geothermal resources in the lands described in item 3 together with the right to build and maintain necessary improvements thereupon, for a primary term of 10 years and subsequent extensions thereof in accordance with 43 CFR subpart 3207. Rights granted are subject to applicable laws; the terms, conditions, and attached stipulations of this lease; the Secretary of the Interior's regulations and formal orders in effect as of lease issuance; and when not inconsistent with the provisions of this lease, regulations and formal orders hereafter promulgated.

Type of Lease:	THE UNITED STATES OF AMERICA
[x] Competitive [] Noncompetitive
BY
[] Noncompetitive direct use (43 CFR subpart 3205)	(Signing Official)
CHIEF, BRANCH OF MINERALS ADJUDICATION AUG 29 2007
Comments	(Title) (Date)
Check if this is a converted lease []
EFFECTIVE DATE OF LEASE CONVERSION

(Continued an page 2)

4. (a) The undersigned certifies that:

(1) The offeror is a citizen of the United States; an association of such citizens; a municipality; or a corporation organized under the laws of the United States, any State or the District of Columbia; (2) All parties holding an interest in the offer are in compliance with 43 CFR part 3200 and the authorizing Act; (3) The offeror's chargeable interests, direct and indirect, do not exceed those allowed under the Act; and (4) The offerer is not considered a minor under the laws of the State in which the lands covered by this offer are located.

(b) The undersigned agrees that signing this offer constitutes acceptance of this lease, including all terms, conditions and stipulations of which the offeror has been given notice, and any amendment or separate lease that may cover any land described in this offer open to lease application at the time this offer was filed but omitted for any reason from this lease. The offeror further agrees that this offer cannot be withdrawn, either in whole or part, unless the withdrawal is received by the proper BLM State Office before this lease, an amendment to this lease, or a separate lease, whichever covers the land described in the withdrawal, has been signed on behalf of the United States.

This offer will be rejected and will afford the offeror no priority if it is not properly completed and executed in accordance with the regulations or if it is not accompanied by the required payments. Title 18 U.S.C. Sec. 1001 makes it a crime for any person knowingly and willfully to make to any Department or agency of the United States any false, fictitious, or fraudulent statements or representations as to any matter within its jurisdiction.

Duly executed this day of , 20 ______

(Signature of Lessee or Attorney-in-fact)

LEASE TERMS

Sec.1. Rentals-Rentals must be paid to the proper office of the lessor in advance of each lease year. Annual rental rates per acre or fraction thereof, as applicable, are: (a) Noncompetitive lease (includes post-sale parcels not receiving bids, a direct use lease or a lease issued to a mining claimant): $1.00 for the first 10 years; thereafter $5.00; or (b) Competitive lease: $2.00 for the first year, $3.00 for the second through tenth year; thereafter $5.00. Annual rental is always due by the anniversary date of this lease (43 CFR 3211.13), regardless of whether the lease is in a unit or outside of a unit, the lease is in production or not, or royalties or direct use fees apply to the production. Rental may only be credited toward royalty under 43 CFR 3211.15 and 30 CFR 218.303. Rental may not be credited against direct use fees. Failure to pay annual rental timely will result in late fees and will make the lease subject to termination in accordance with 43 CFR 3213.14.

Sec.2. (a) Royalties-Royalties must be paid to the proper office of the lessor. Royalties are due on the last day of the month following the month of production. Royalties will be computed in accordance with applicable regulations and orders. Royalty rates for geothermal resources produced for the commercial generation of electricity but not sold in an arm's length transaction are: 1.75 percent for the first 10 years of production and 3.5 percent after the first 10 years. The royalty rate is to be applied to the gross proceeds derived from the sale of electricity in accordance with 30 CFR part 206 subpart H. The royalty rate for byproducts derived from geothermal resource production that are minerals specified in section 1 of the Mineral Leasing Act (MLA), as amended (30 U.S.C. 181), is 5 percent, except for sodium compounds, for which the royalty rate is 2 percent for sodium produced between September 29, 2006 and September 29, 2011 (Pub. L. No. 109-338, SEC 102; note to 30 U.S.C. 262). No royalty is due on byproducts that are not specified in 30 U.S.C. SEC 181. (43 CFR 3211.19.) If this lease or a portion thereof is committed to an approved communitization or unit agreement and the agreement contains a provision for allocation of production, royalties must be paid on the production allocated to this lease. (b) Arm's length transactions-The royalty rate for geothermal resources sold by you or your affiliate at arm's length to a purchaser is 10 percent of the gross proceeds derived from the arm's-length sale (43 CFR 3211.17, 3231.18). (c) Advanced royalties-In the absence of a suspension, if you cease-production for more than one calendar month on a lease that is subject to royalties and that has achieved commercial production, your lease will remain in effect only if you make advanced royalty payments in accordance with 43 CFR 3212.15(a) and 30 CFR 218.305. (d) Direct use fees-Direct use fees must be paid in lieu of royalties for geothermal resources that are utilized for commercial, residential, agricultural, or other energy needs other than the commercial production or generation of electricity, but not sold in an arm's length transaction (43 CFR 3211.18; 30 CFR 206.356). This requirement applies to any direct use of federal geothermal resources (unless the resource is exempted as described in 30 CFR 202.351(b) or the lessee is covered by paragraph (e), below) and is not limited to direct use leases. Direct use fees are due on the last day of the month following the month of production. (e) If the lessee is a State, tribal, or local government covered by 43 CFR 3211.18(a)(3) and 30 CFR 206.366, check here. G A lessee under this paragraph is not subject to paragraph (d), above. In lieu of royalties, the lessee under this paragraph must pay a nominal fee of $______.

Sec.3. Bonds. A bond must be filed and maintained for lease operations as required by applicable regulations.

Sec.4. Work requirements, rate of development, unitization, and drainage-Lessee must perform work requirements in accordance with applicable regulations (43 CFR 3207.11, 3207.12), and must prevent unnecessary damage to, loss of, or waste of leased resources. Lessor reserves the right to specify rates of development and production and to require lessee to commit to a communitization or unit agreement, within 30 days of notice, if in the public interest. Lessee must drill and produce wells necessary to protect leased lands from drainage or pay compensatory royalty for drainage in the amount determined by lessor. Lessor will exempt lessee from work requirements only where the lease overlies a mining claim that has an approved plan of operations and where BLM determines that the development of the geothermal resource on the lease would interfere with the mining operation (43 CFR 3207.13).

Sec.5. Documents, evidence, and inspection-Lessee must file with the proper office of the lessor, not later than (30) days after the effective date thereof, any contract or evidence of other arrangement for the sale, use, or disposal of geothermal resources, byproducts produced, or for the sale of electricity generated using geothermal resources produced from the lease. At such times and in such form as lessor may prescribe, lessee must furnish detailed statements and all documents showing (a) amounts and quality of all geothermal resources produced and used (either for commercial production or generation of electricity, or in a direct use operation) or sold; (b) proceeds derived therefrom or from the sale of electricity generated using such resources; (c) amounts that are unavoidably lost or reinjected before use, used to generate plant parasitic electricity (as defined in 30 CFR 206.351) or electricity for lease operations, or otherwise used for lease operations related to the commercial production or generation of electricity; and (d) amounts and quality of all byproducts produced and proceeds derived from the sale or disposition thereof. Lessee may be required to provide plats and schematic diagrams showing development work and improvements, and reports with respect to parties in interest.

In a format and manner approved by lessor, lessee must keep a daily drilling record, a log, and complete information on well surveys and tests; keep a record of subsurface investigations; and furnish copies to lessor when required. Lessee must keep open at all reasonable times for inspection by any authorized officer of lessor, the leased premises and all wells, improvements, machinery, and fixtures thereon, and all books, accounts, maps, and records relative to operations, surveys, or investigations on or in the leased lands. Lessee must maintain copies of all contracts, sales agreements, accounting records, billing records, invoices, gross proceeds and payment data regarding the sale, disposition, or use of geothermal resources, byproducts produced, and the sale of electricity generated using resources produced from the lease, and all other information relevant to determining royalties or direct use fees. All such records must be maintained in lessee's accounting offices for future audit by lessor and produced upon request by lessor or lessor's authorized representative or agent. Lessee must maintain required records for 6 years after they are generated or, if an audit or investigation is underway, until released of the obligation to maintain such records by lessor.

Sec. 6. Conduct of operations-Lessee must conduct operations in a manner that minimizes adverse impacts to the land, air, and water, to cultural, biological, visual, and other resources, and to other land uses or users. Lessee must take reasonable measures deemed necessary by lessor to accomplish the intent of this section. To the extent consistent with leased rights granted, such measures may include, but are not limited to, modification to siting or design of facilities, timing of operations, and specification of interim and final reclamation measures. Lessor reserves the right to continue existing uses and to authorize future uses upon or in the leased lands, including the approval of easements or rights-of-way. Such uses will be conditioned so as to prevent unnecessary or unreasonable interference with rights of lessee. Prior to disturbing the surface of the leased lands, lessee must contact lessor to be apprised of procedures to be followed and modifications or reclamation measures that may be necessary. Areas to be disturbed may require inventories or special studies to determine the extent of impacts to other resources. Lessor may require lessee to complete minor inventories or short term special studies under guidelines provided by lessor. If, in the conduct of operations, threatened or endangered species, objects of historic or scientific interest, or substantial unanticipated environmental effects are observed, lessee must immediately contact lessor. Lessee must cease any operations that are likely to affect or take such species, or result in the modification, damage or destruction of such habitats or objects.

Sec. 7. Production of byproducts-If the production, use, or conversion of geothermal resources from these leased lands is susceptible of producing a valuable byproduct or byproducts, including commercially demineralized water for beneficial uses in accordance with applicable State water laws, lessor may require substantial beneficial production or use thereof by lessee.

Sec.8. Damages to property-Lessee must pay lessor for damage to lessor's improvements, and must save and hold lessor harmless from all claims for damage or harm to persons or property as a result of lease operations.

Sec.9. Protection of diverse interests and equal opportunity-Lessee must maintain a safe working environment in accordance with applicable regulations and standard industry practices, and take measures necessary to protect public health and safety. Lessor reserves the right to ensure that production is sold at reasonable prices and to prevent monopoly. Lessee must comply with Executive Order No. 11246 of September 24, 1965, as amended, and regulations and relevant orders of the Secretary of Labor issued pursuant thereto. Neither lessee nor lessee's subcontractor may maintain segregated facilities.

Sec.10. Transfer of lease interests and relinquishment of lease-As required by regulations, lessee must file with lessor any assignment or other transfer of an interest in this lease. Subject to the requirements of 43 CFR subpart 3213, lessee may relinquish this lease or any legal subdivision by filing in the proper office a written relinquishment, which will be effective as of the date BLM receives it, subject to the continued obligation of the lessee and surety to be responsible for: paying all accrued rentals and royalties; plugging and abandoning all wells on the relinquished land; restoring and reclaiming the surface and other resources; and complying with 43 CFR 3200.4.

Sec.11. Delivery of premises-At such time as all or portions of this lease are returned to lessor, lessee must place all wells in condition for suspension or abandonment, reclaim the land as specified by lessor, and within a reasonable period of time, remove equipment and improvements not deemed necessary by lessor for preservation of producible wells or continued protection of the environment.

Sec.12. Proceedings in case of default-If lessee fails to comply with any provisions of this lease or other applicable requirements under 43 CFR 3200.4, and the noncompliance continues for 30 days after written notice thereof, this lease will be subject to termination in accordance with the Act and 43 CFR 3213. This provision will not be construed to prevent the exercise by lessor of any other legal and equitable remedy or action, including waiver of the default. Any such remedy, waiver, or action will not prevent later termination for the same default occurring at any other time. Whenever the lessee fails to comply in a timely manner with any of the provisions of the Act, this lease, the regulations, or other applicable requirements under 43 CFR 3200.4, and immediate action is required, the lessor may enter on the leased lands and take measures deemed necessary to correct the failure at the lessee's expense.

Sec.13. Heirs and successors-in-interest-Each obligation of this lease will extend to and be binding upon, and every benefit hereof will inure to, the heirs, executors, administrators, successors, or assigns of the respective parties hereto.

Instructions

A. General

  Items 1 and 2 need to be completed only by parties filing for a noncompetitive lease. The BLM will complete the front of the form for other types of leases. The BLM may use the Comments space under Item 3 to identify when: the lessee has elected to make all lease terms subject to the Energy Policy Act of 2005 under 43 CFR 3200.7(a)(2) or 43 CFR 3200.8(b) (box labeled converted lease must also be checked); the lease is being issued noncompetitively to a party who holds a mining claim on the same lands as is covered by the lease under 43 CFR 3204.12; the lease is a direct use lease issued to a State, local, or tribal government (box at section 2(d) under Lease Terms must also be checked); the lease is a competitive lease with direct-use-only stipulations attached; or other circumstances exist. A lessee who seeks to convert only the royalty rate of a lease under 43 CFR 3212.25 or who qualifies for a case-by case royalty rate determination under 43 CFR 3211.17(b)(1)(i) should not use this form, but should instead use an addendum to the existing lease.
  Entries must be typed or printed plainly in ink. The offeror must sign the form (item 4) in ink.
  An original and two copies of this offer must be prepared and filed in the proper BLM State Office. See regulations at 43 CFR 1821.10 for office locations.
  If more space is needed, additional sheets must be attached to each copy of the form submitted.

B. Specific

Item 1-Enter the offeror's name and billing address.

Item 2-Indicate the agency managing the surface use of the land and the name of the unit or project of which the land is a part. The offeror may also provide other information that will assist in establishing status of the lands. The description of land must conform to 43 CFR 3203.10. Total acres applied for must not exceed that allowed by regulations (43 CFR 3203.10; 43 CFR 3206.12).

Payments: For noncompetitive leases, the amount remitted must include the processing fee for noncompetitive lease applications (43 CFR 3204.10; 43 CFR 3000.12) and the first year's rental at the rate of $1 per acre or fraction thereof. If the United States owns only a fractional interest in the geothermal resources, you must pay a prorated rental under 43 CFR 3211.11(d). The BLM will retain the processing fee even if the offer is completely rejected or withdrawn. To maintain the offeror's priority, the offeror must submit rental sufficient to cover all the land requested. If the land requested includes lots or irregular quarter-quarter sections, the exact acreage of which is not known to the offeror, rental should be submitted on the basis of each such lot or quarter-quarter section containing 40 acres. If the offer is withdrawn or rejected in whole or in part before a lease issues, the BLM will return the rental remitted for the parts withdrawn or rejected.

The BLM will fill in the processing fee for competitive lease applications (43 CFR 3203.17; 43 CFR 3000.12) and the first year's rental at the rate of $2 per acre or fraction thereof.

Item 3-The BLM will complete this space.

PAPERWORK REDUCTION ACT STATEMENT
  This information is being collected pursuant to law and regulations (30 U.S.C. 1000 et seq.; 43 CFR Part 3200).
  This information will be used to create and maintain a record of geothermal lease activity.

3. Response to this request is required to obtain a benefit.

NOTICE

The Privacy Act of 1974 and the regulation at 43 CFR 2.48(d) provide that you be furnished with the following information in connection with information required by this geothermal lease application.

AUTHORITY: 30 U.S.C. 1000 et seq.

PRINCIPAL PURPOSE-The information is to be used to process geothermal lease applications. ROUTINE USES:

(1) The adjudication of the lessee's rights to the land or resources.

  Documentation for public information in support of notations made on land status records for the management, disposal, and use of public lands and resources.
  Transfer to appropriate Federal agencies when concurrence is required prior to granting uses or rights in public lands or resources.

(4) Transfer to the appropriate Federal, State, local, or foreign agencies, when relevant to civil, criminal, or regulatory investigations or prosecutions.

EFFECT OF NOT PROVIDING INFORMATION-If all the information is not provided, the offer may be rejected. See regulations at 43 CFR Part 3200.

ENDANGERED SPECIES ACT
SECTION 7 CONSULTATION STIPULATION

The lease area may now or hereafter contain plants, animals, or their habitats determined to be threatened, endangered, or other special status species. BLM may recommend modifications to exploration and development proposals to further its conservation and management objective to avoid BLM-approved activity that will contribute to a need to list such a species or their habitat. BLM may require modifications to or disapprove proposed activity that is likely to result in jeopardy to the continued existence of a proposed or listed threatened or endangered species or result in the destruction or adverse modifications of a designated or proposed critical habitat. BLM will not approve any ground-disturbing activity that may affect any such species or critical habitat until it completes its obligations under applicable requirements of the Endangered Species Act, 16 USC Sec. 1531 et seq., as amended, including completion of any required procedure for conference or consultation.

CULTURAL RESOURCE PROTECTION
LEASE STIPULATION

This lease may be found to contain historic properties or resources protected under the National Historic Preservation Act, American Indian Religious Freedom Act, Native American Graves Protection and Repatriation Act, EO 13007, or other statutes and executive orders. The BLM will not approve any ground-disturbing activities that may affect any such properties or resources until it completes its obligations under applicable requirements of the NHPA and other authorities. The BLM may require exploration or development proposals to be modified to protect such properties, or it may disapprove any activity that is likely to result in adverse effects that could not be successfully avoided, minimized, or mitigated.

Form 3000-2 (January 2007)		FORM APPROVED OMB NO. 1004-0074 Expires: December 3 l , 2009 State

UNITED STATES
DEPARTMENT OF THE INTERIOR
BUREAU OF LAND MANAGEMENT

COMPETITIVE OIL AND GAS OR
GEOTHERMAL RESOURCES LEASE BID
30 U.S.C. 181 et seq.; 30 U.S.C. 351-359;
30 U.S.C.1001-1025; 42 U.S.C. 6508

Date of Sale

PARCEL NUMBER	AMOUNT OF BID (see instructions below)
	TOTAL BID	PAYMENT SUBMITTED WITH BID
THE BID IS FOR (check one):

[]Oil and Gas Parcel Number

[x]Geothermal Parcel Number
Name of Known Geothermal Resource Area (KGRA)

The appropriate regulations applicable to this bid are: (1) for oil and gas leases--43 CFR 3120; (2) for National Petroleum Reserve-Alaska (NPR-A) leases--43 CFR 3132; and (3) for Geothermal resources leases--43 CFR 3220. (See details concerning lease qualifications on next page.)

I CERTIFY THAT I have read and am in compliance with; and not in violation of the lessee qualification requirements under the applicable regulations for this bid.

I CERTIFY THAT this bid is not in violation of 18 U.S.C. 1860 which prohibits unlawful combination or intimidation of bidders. I further certify that this bid was arrived at independently and is tendered without collusion with any other bidder for the purpose of restricting competition.

IMPORTANT NOTICE: Execution of this form where the offer is the high bid, constitutes a binding lease offer including all applicable terms and conditions. Failure to comply with the applicable laws and regulations under which this bid is made will result in rejection of the bid and forfeiture of all monies submitted.

Print or Type Name of Lessee

Address of Lessee

Signature of Lessee or Bidder

City State Zip

INSTRUCTIONS FOR OIL AND GAS BID
(Except NPR-A)

1. Separate bid for each parcel is required. Identify parcel by the parcel number assigned in the Notice of Competitive Lease Sale.

2. Bid must be accompanied by the national minimum acceptable bid, the first year's rental and the administrative fee. The remittance must be in the form specified in 43 CFR 3103.1-1. The remainder of the bonus bid, if any, must be submitted to the proper Bureau of Land Management (BLM) office within 10 working days after the last day of the oral auction. Failure to submit the remainder of the bonus bid within 10 working days will result in rejection of the bid offer and forfeiture of all monies paid.

3. If the bidder is not the sole party in interest in the lease for which the bid is submitted, all other parties in interest may be required to furnish evidence of their qualifications upon written request by the BLM.

4. This bid may be executed (signed) before the oral auction. If signed before the oral auction, this form cannot be modified without being executed again.

5. In view of the above requirement (4), the bidder may wish to leave the AMOUNT OF BID section blank so that final bid amount may be either completed by the bidder or the BLM at the oral auction.

Title 18 U.S.C. Section 1001 and Title 43 U.S.C. Section 1212 make it a crime for any person knowingly and willfully to make to any department or agency of the United States any false, fictitious or fraudulent statements or representations as to any matter within its jurisdiction.

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